APPENDIX A

WRITTEN CONSENT

BAYHAWK ALES, INC.

(COMMON STOCK)

This Written Consent is solicited by the Board of Directors of Bayhawk Ales, Inc.

Please return this consent no later than 3:00 pm (Mountain time) on _____________, 2015. Your shares will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any Written Consent returned without indicating a decision on the proposals will be voted to APPROVE the proposal.

The undersigned, being a holder of record of common stock, par value $0.001, of Bayhawk Ales, Inc., a Delaware corporation (“Bayhawk”), on _______________, 2015 (record date), hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned shares of Bayhawk common stock that the undersigned holds of record.

The undersigned acknowledges receipt of the consent solicitation/prospectus, which is part of the registration statement on Form S-4 (No. 333-__________) of Evans Brewing Company, Inc., a Delaware corporation (“EBC”), and which more fully describes the proposal below.

The Board of Directors of Bayhawk unanimously recommends that you vote to “APPROVE” the following proposal.

1.	Approval of the entry by Bayhawk into the Asset Purchase and Share Exchange Agreement, dated October 15, 2014, and pursuant to the terms thereof, the acquisition by EBC of all of the assets of Bayhawk, including but not limited to: (A) all assets, including personal property, intellectual property, inventory, selected distribution contracts, websites, documents, and all other assets however delineated relating to the Bayhawk Ales label; and (B) all assets, including personal property, intellectual property, inventory, contracts, websites, documents, and all other assets however delineated relating to the Evans Brands, and (C) 100% of the stock in Evans Brewing Company Inc. (CA) (“Evans Brewing California”) which has the brewers license at City Brewery in Lacrosse, WI (where all of the EBC brands will be brewed) (collectively, the “Transferred Assets”), and the assumption by EBC, pursuant to the terms and conditions set forth in the Agreement, of all of the liabilities of Bayhawk (the “Assumed Liabilities”).

Approve ☐	Disapprove ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of common stock of Bayhawk. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to Bayhawk by faxing it to Bayhawk’s transfer agent, Action Stock Transfer, ATTN: Justeene Blankenship, at 801-274-1099, or by mailing the Written Consent to Action Stock Transfer, 2469 E Fort Union Blvd, Suite 214, Salt Lake City, UT 84121, ATTN: Justeene Blankenship.

IF AN INDIVIDUAL:		IF AN ENTITY:

By:
(duly authorized signature)		(please print or type complete name of entity)

Name:		By:
(please print or type full name)		(duly authorized signature)

Title:		Name:
(please print or type full title, if applicable)		(please print or type full name)

Title:
(please print or type full title)

Date:	, 2015	Date:	, 2015